                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

 General

   Centocor is a biotechnology company, which, since inception, has incurred significant operating expenses developing therapeutic and diagnostic products. The Company has also incurred significant special charges. To date, product sales have not produced sufficient revenues to cover the Company's operating expenses. Consequently, the Company has experienced substantial operating losses.

   The Company commenced commercial sales of two therapeutic products in 1995:
ReoPro in January 1995 and Panorex in February 1995. Because of positive findings at interim analyses, in December 1995 the Company halted two clinical trials of ReoPro designed to expand its authorized use. After completing the data analyses for these trials, the Company expects to seek additional regulatory approvals in the United States and Europe for expanded indications. The level of the Company's research and development expenses has been primarily dependent upon the extent of clinical trial activity. The Company does not anticipate that the termination of the two ReoPro clinical trials will result in any significant reduction in 1996 research and development expenses as compared to 1995 levels due principally to continued follow-up of enrolled patients and analysis of clinical trial data. Further, the impact on the level of sales of ReoPro of the early termination of these two trials will depend upon the timing and extent of any future regulatory approvals and the degree of market acceptance of ReoPro.

   In June 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of" ("Statement 121"), which requires companies to review long-lived assets and certain identifiable intangibles to be held, used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is required to adopt Statement 121 for 1996. The Company believes that the adoption of Statement 121 will not have a significant effect on its financial statements.

 Year ended December 31, 1995 compared to year ended December 31, 1994

   The increase in sales for the year ended December 31, 1995 as compared to the year ended December 31, 1994 is principally due to the commencement of sales of ReoPro in January 1995 and Panorex in February 1995.

   The Company is highly dependent upon the ability of its marketing partners to develop and expand the markets for both ReoPro and Panorex. For the year ended December 31, 1995, ReoPro sales to Eli Lilly and Company ("Lilly") were $15,545,000 and Lilly's announced sales to end-users were $22,800,000. During the same period, the Company's sales of Panorex to Glaxo Wellcome plc ("Glaxo Wellcome") were $6,531,000 and Glaxo Wellcome reported to the Company that sales to end-users were approximately $3,400,000. The level of the Company's sales of ReoPro to Lilly and of Panorex to Glaxo Wellcome is dependent upon the orders placed and the levels of inventory maintained by each of these marketing partners, which in 1995 included initial launch period quantities.

   Diagnostic product sales for the year ended December 31, 1995 were $42,859,000 as compared to $39,697,000 for the year ended December 31, 1994. The increase in sales for the year ended December 31, 1995 as compared to the year ended December 31, 1994 is primarily related to a third quarter reagent sale to a new customer within the oncology product line.

   The level of future sales of both diagnostic and therapeutic products will be dependent upon several factors, including, but not limited to, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and ultimately the degree of acceptance of the Company's products in the marketplace. For the Company's diagnostic products, the level of sales is also dependent upon the extent of and timing of reagent sales to marketing partners developing new automated instruments, as well as the mix of completed diagnostic kit sales and sales of antibody to collaborative partners who pay the Company for such antibody upon sales of their respective diagnostic kits incorporating the Company's antibody. The Company is currently attempting to expand its diagnostic distribution channels to include additional distributors on a non-exclusive basis, which the Company expects will result in reduced sales prices on certain diagnostic products. The Company's gross margins from sales of antibodies to partners are higher than its gross margin from sales of its completed diagnostic kits.

   The decrease in contract revenues for the year ended December 31, 1995 as compared to the year ended December 31, 1994 was primarily due to the achievement of certain milestones and expansion of certain marketing and distribution rights with Glaxo Wellcome in 1994, which in the aggregate amounted to $14,000,000. Contract revenues for the year ended December 31, 1995 and 1994 included $10,000,000 and $9,500,000, respectively, recognized pursuant to the Company's agreements with Lilly as a result of the Company's achievement of milestones in the development of ReoPro. Contract revenues for the year ended December 31, 1994 also included $1,652,000 recognized pursuant to the Company's development agreement with Tocor II, Inc. ("Tocor II"). As a result of an exchange offer which was completed in March 1994 and pursuant to which the Company acquired all of the outstanding callable common stock of Tocor II (the "Exchange Offer"), the revenues under the Tocor II research program terminated in 1994. The level of contract revenues in future periods will depend primarily upon the extent to which the Company enters into other collaborative contractual arrangements, if any, and its achievement of milestones under current arrangements.

   Cost of sales increased for the year ended December 31, 1995 as compared to the year ended December 31, 1994 due to the initiation of sales of ReoPro and Panorex. The Company is required to make certain royalty payments, based on sales of products, which payments represent a significant percentage of cost of sales. The Company expects an increase in cost of sales in 1996, the extent of which will depend primarily on the amount and mix of products sold. Beginning in 1997, the Company is required to make certain royalty payments to Lilly up to a designated level of sales of ReoPro. The Company's gross margins from sales of its therapeutic products were approximately 45% of such sales for the year ended December 31, 1995. There were no sales of therapeutic products in 1994. The Company's gross margins from sales of its diagnostic products were approximately 60% of such sales for the years ended December 31, 1995 and 1994.

   Research and development expenses for the year ended December 31, 1995 decreased as compared to the year ended December 31, 1994 due principally to the capitalization as inventory in 1995 of certain costs associated with the manufacture of ReoPro and Panorex. In 1994, such costs were not associated with the production of inventory and therefore were expensed as research and development expenses. Clinical trial expenses increased in 1995 as compared to 1994 because of the Company's efforts to obtain regulatory approvals for additional indications of therapeutic products and further developing other therapeutic and diagnostic product opportunities. The level of the Company's total research and development expenses in future periods is dependent upon the extent of clinical trial-related activities.

   Marketing, general and administrative expenses for the year ended December 31, 1995 increased as compared to the year ended December 31, 1994 due principally to increases in facilities, insurance and market development expenses. The levels of the Company's marketing, general and administrative expenses may increase in future periods as compared to 1995 levels if the Company expands its market development activities in connection with sales of therapeutic and diagnostic products.

   Interest income increased for the year ended December 31, 1995 as compared to the year ended December 31, in 1994 due principally to an increase in interest rates on investments and an increase in the Company's average cash and investment balances. Interest income in future periods will depend primarily on the level of the Company's investments and the rates of return obtained on such investments.

   Interest expense decreased for the year ended December 31, 1995 as compared to the year ended December 31, 1994 due principally to a one-time adjustment of $2,200,000 on a loan which was renegotiated with the Commonwealth of Pennsylvania. Interest expense in future periods will depend upon the level of debt outstanding.

   Other income increased for the year ended December 31, 1995 as compared to the year ended December 31, 1994 due to the Company's equity in earnings of a company in which Centocor has invested. The Company does not expect any significant additional income from this investment in the near future.

   Other income (expenses) also includes a charge to operations of $3,750,000 for the year ended December 31, 1995 relating to the settlement of certain class action securities litigation. The results of operations for the year ended December 31, 1995 also included a charge to costs and expenses of $1,642,000 for severance costs related to a reduction in the level of the Company's personnel in the fourth quarter of 1995.

 Year ended December 31, 1994 compared to year ended December 31, 1993

   The decrease in sales for the year ended December 31, 1994 as compared to the year ended December 31, 1993 is principally due to lower sales of certain diagnostic reagents and the discontinuance of certain diagnostic product lines.

   Contract revenues for the year ended December 31, 1994 included $1,652,000 recognized pursuant to the Company's agreements with Tocor II, as compared to $10,109,000 for the year ended December 31, 1993. As a result of the Exchange Offer, the revenues under the Tocor II research program terminated in 1994. The decrease in contract revenue from Tocor II was principally offset by an increase in contract revenues recognized from Lilly and Glaxo Wellcome in connection with the achievement of milestones and the expansion of certain marketing and distribution rights. Contract revenues for the year ended December 31, 1994 included $9,500,000, as compared to $5,000,000 for the year ended December 31, 1993, recognized pursuant to the Company's agreements with Lilly. The Company recorded $14,000,000 and $10,000,000 of contract revenues for the years ended December 31, 1994 and 1993, respectively, pursuant to the Company's agreements with Glaxo Wellcome.

   Cost of sales increased for the year ended December 31, 1994 as compared to the year ended December 31, 1993 due to the mix of diagnostic products sold. The Company is required to make certain royalty payments based on sales of products, which payments represent a significant percentage of cost of sales. Gross margins decreased from 67% in 1993 to 60% in 1994. Such decrease was due to the higher percentage of diagnostic reagent sales in 1993 as compared to 1994, on which the Company realizes higher margins than on sales of its diagnostic kits.

   Research and development expenses increased for the year ended December 31, 1994 as compared to the year ended December 31, 1993 due principally to costs associated with increased clinical trials and regulatory activities related to products under development.

   Marketing, general and administrative expenses for the year ended December 31, 1994 decreased as compared to the year ended December 31, 1993 due principally to reductions in sales and administrative staffs, marketing expenses and other cost reductions.

   The results of operations for the year ended December 31, 1994 included a charge to earnings of $36,966,000 for acquired research and development in connection with the Exchange Offer. The results of operations for the year ended December 31, 1994 also included charges of $7,870,000 related to the writedown of certain facilities and equipment and $17,098,000 representing a royalty buyout relating to ReoPro. Additionally, a charge of $1,275,000 related to a litigation settlement was recorded in the fourth quarter of 1994.

   The results of operations for the year ended December 31, 1993 included restructuring charges of $4,273,000 related to reserves for certain fixed assets no longer used or subsequently disposed of and $5,114,000 principally related to severance. A charge of $3,500,000 related to HA-1A inventory was recorded in the fourth quarter of 1993. The Company commenced sales of HA-1A, a therapeutic product intended for the treatment of patients with severe sepsis resulting from Gram-negative bacterial infections, in Europe in 1990. The Company voluntarily discontinued sales of HA-1A in 1993, as a result of data from a U.S. clinical trial of HA-1A.

   Interest income increased in the year ended December 31, 1994 as compared to the year ended December 31, 1993 due principally to an increase in the Company's cash and investment balances as a result of the Exchange Offer. During 1994, the Company recorded unrealized losses of $3,649,000 compared to $2,477,000 for 1993, due to other than temporary reductions in the market value of marketable equity investments below the Company's cost for such investments.

QUARTERLY RESULTS

   The following table sets forth certain unaudited consolidated statement of operations data for the three years ended December 31, 1995:

                                           (IN THOUSANDS)
                                           QUARTER ENDED
                  -------------------------------------------------------------
                  MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,
                    1993       1993      1993       1993      1994       1994
                  ---------  --------  ---------  --------  ---------  --------
Total revenues... $ 14,978   $ 13,753  $ 16,729   $30,470   $ 15,273   $ 16,384
Cost and
 expenses:
 Cost of sales...    3,894      3,983     3,842     4,100      3,630      4,471
 Research and
  development....   18,711     16,760    15,964    14,678     14,389     16,666
 Marketing,
  general and
  administrative.    9,630      9,664     8,420     8,150      6,818      6,809
 Special charges.    4,273      5,114        --     3,500     36,966         --
                  --------   --------  --------   -------   --------   --------
Total costs and
 expenses........   36,508     35,521    28,226    30,428     61,803     27,946
Other income
 (expense).......   (3,999)    (4,254)   (4,307)   (7,066)    (4,107)    (3,856)
                  --------   --------  --------   -------   --------   --------
Net loss......... $(25,529)  $(26,022) $(15,804)  $(7,024)  $(50,637)  $(15,418)
                  ========   ========  ========   =======   ========   ========
                                          (IN THOUSANDS)
                                           QUARTER ENDED
                   -------------------------------------------------------------
                   SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,
                     1994       1994      1995       1995      1995       1995
                   ---------  --------  ---------  --------  ---------  --------
Total revenues...  $ 12,927   $ 22,642  $ 23,995   $ 20,754  $ 19,155    $15,012
Cost and
 expenses:
 Cost of sales...     3,652      4,231     8,625      8,071     7,271      5,199
 Research and
  development....    15,701     23,247    13,501     17,008    18,376     17,350
 Marketing,
  general and
  administrative.     7,159      4,583     7,494      7,120     7,643      6,919
 Special charges.        --     24,968        --         --        --      1,642
                   --------   --------  --------   --------  --------   --------
Total costs and
 expenses........    26,512     57,029    29,620     32,199    33,290     31,110
Other income
 (expense).......    (3,994)    (8,637)   (2,617)    (5,864)    1,980     (3,328)
                   --------   --------  --------   --------  --------   --------
Net loss.........  $(17,579)  $(43,024) $ (8,242)  $(17,309) $(12,155)  $(19,426)
                   ========   ========  ========   ========  ========   ========

The Company's losses, as a percentage of total revenues, have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of research and development expenses, the level of product sales, the completion or commencement of significant contracts, and foreign exchange fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

   The Company has incurred significant operating expenses attempting to develop therapeutic and diagnostic products. The Company's product sales have not produced sufficient revenues to cover the Company's operating costs. Consequently, the Company has experienced substantial net cash outflows, which have been only partially offset by significant contract revenues received through collaborative alliances with pharmaceutical companies and the Company's financing activities.

   The Company's future financial condition is highly dependent upon the reduction of the Company's rate of net cash outflows and, ultimately, upon the achievement of significant and sustained levels of therapeutic product sales. For the year ended December 31, 1995, sales of the Company's products, including ReoPro and Panorex, did not generate sufficient revenue to result in positive cash flow for the year. Under the Company's strategy of entering into collaborative alliances with established pharmaceutical companies, the Company generally shares sales revenues from products covered by such arrangements with its partners. There can be no assurance that those products, in conjunction with the Company's therapeutic product candidates under development and diagnostic products, will achieve a level of sales sufficient to generate positive cash flow from operations for the Company, given the current and currently anticipated future scope of the Company's operations.
The level of future sales of both diagnostic and therapeutic products will be dependent upon several factors, including, but not limited to, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and the degree of acceptance of the Company's products in the marketplace. There can be no assurance that U.S. Food and Drug Administration ("FDA") or other regulatory approvals expanding the authorized use of ReoPro and Panorex or permitting the commercial sale of any of the Company's product candidates under development will be obtained. Failure to obtain additional timely FDA or other regulatory approvals for the use of ReoPro and Panorex or other product candidates will have a material adverse effect on the Company.

   Until significant and sustained levels of therapeutic product sales are achieved, the Company expects that it will need to secure significant additional funding in the future from collaborative arrangements with pharmaceutical companies or from the capital markets. There can be no assurance that sufficient additional funding will be available to the Company or that the Company can obtain additional collaborations with established pharmaceutical companies and receive payments for product rights and/or the achievement of milestones under such collaborative agreements. Even if the Company obtains such funding, there can be no assurance that such funding will be sufficient to sustain the Company's operations until it generates positive cash flows from operations.

   At December 31, 1995, the Company had cash, cash equivalents and investments of $137,206,000, including equity investments of $5,769,000. For the year ended December 31, 1995, the Company had negative cash flows from operations of $56,551,000. The Company's total cash flows for the year ended December 31, 1995 included the receipt of $18,557,000 from the exercise of warrants and options to purchase shares of the Company's Common Stock. The extent and timing of future warrant and option exercises, if any, are primarily dependent upon the market price of the Company's Common Stock and general financial market conditions, as well as the exercise prices and expiration dates of the warrants and options. The Company's total cash, cash equivalents and investments decreased by $47,301,000 from December 31, 1994, principally as a result of cash used for operations, debt repayments, and purchases of fixed assets partially offset by cash received from the exercise of warrants and options as discussed above. The Company believes that its cash, cash equivalents and investments will be sufficient to fund its operations through at least the end of 1996.

   Agreements covering $18,289,000 of the Company's outstanding debt balances contain certain financial and non-financial covenants, including the maintenance of minimum equity and cash balances and compliance with certain financial ratios. The Company is currently not in compliance with certain of these covenants; however, the Company has obtained waivers of such covenants on the condition that it maintain certain investments at the lending bank, which at December 31, 1995 totaled $20,000,000. The Company has classified this $18,289,000 of debt as short-term. Additionally, $7,500,000 of the Company's short-term debt is secured by investments at the lending bank of $7,500,000. If cash flows continue to be negative, the Company's ability to service its debt may be impaired.

   Inventory at December 31, 1995 increased as compared to December 31, 1994 due primarily to the production of ReoPro and Panorex.

   Gross fixed assets at December 31, 1995 increased as compared to December 31, 1994, principally due to the investment of $4,845,000 for the purchase of fixed assets, in addition to the impact of exchange rates on fixed assets denominated in foreign currencies. The Company expects to make investments in fixed assets of approximately $4,100,000 in 1996. At the Company's present level of operations, the Company currently maintains idle facilities and equipment. The Company continually evaluates the future needs for its facilities and equipment. There can be no assurance that reserves to reduce the carrying value of certain fixed assets will not be required in the future.

   Long-term investments at December 31, 1995 increased as compared to December 31, 1994, principally due to the increase in market value of a certain equity investment classified as available for sale.

   ReoPro is being developed by Centocor for Centocor Partners III, L.P. ("CPIII"). Centocor has an exclusive option to purchase the limited partnership interests in CPIII. Centocor's option to purchase the limited partnership interests in CPIII is exercisable upon the earlier of (a) each limited partner having received distributions related to sales of the CPIII products equal to 15% of the total capital contributions of such limited partner (approximately $7,926,000 in the aggregate) and the expiration of at least 24 months after the first commercial sale of a CPIII product or (b) the expiration of at least 48 months after the first commercial sale of a CPIII product; but, in any event, not prior to the expiration of the then applicable long-term capital gains holding period after the expenditure by the Company of all funds paid to it pursuant to the

Development Agreement with CPIII. Centocor commenced commercial sales of ReoPro in January 1995 and, as of December 31, 1995, the limited partners of CPIII had received cumulative distributions of approximately $1,796,000. If the Company elects to exercise this option, the Company must make an advance payment of approximately $13,598,000 in cash or, at the Company's election, approximately $15,229,000 in shares of the Company's Common Stock, and future payments generally of six percent of sales of products developed by CPIII. If Centocor does not exercise this option, it will have no rights to the technology or products developed on behalf of CPIII, including ReoPro.

   On January 22, 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the offering by the Company of 3,500,000 shares of its Common Stock. Upon the completion of this offering, the Company anticipates calling its 7 1/4% Convertible Subordinated Notes due February 1, 2001 (the "7 1/4% Convertible Notes") for redemption. At
December 31, 1995, the outstanding principal amount of the 7 1/4% Convertible Notes was $106,640,000. Interest on these notes will cease to accrue from the date fixed for redemption, and the Company's cash outflows in future periods will be reduced accordingly.

FOREIGN CURRENCY

   Certain of the Company's sales are denominated in currencies other than the U.S. dollar. Additionally, the Company conducts operations in countries other than the United States, primarily its manufacturing facility in Leiden, the Netherlands. The Company's consolidated financial statements are denominated in U.S. dollars, and, accordingly, changes in the exchange rate between foreign currencies and the U.S. dollar will affect the translation of financial results of foreign subsidiaries into U.S. dollars for purposes of reporting the Company's consolidated financial results. To date, exchange rate fluctuations have not had a material net effect on the Company's financial results. The Company does not currently engage in any derivatives transactions as a hedge against foreign currency fluctuations.

INFLATION

   The Company believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.


(Panorex and HA-1A are trademarks of Centocor. ReoPro is a trademark of Lilly.)